Exhibit 10.45

DIGITAL REALTY TRUST, INC.

560 MISSION STREET, STE. 2900

SAN FRANCISCO, CA 94105

December 24, 2008

Scott E. Peterson

c/o Digital Realty Trust, Inc.

560 Mission Street, Suite 2900

San Francisco, California 94105

Re:	EMPLOYMENT TERMS

Dear Scott:

Digital Realty Trust, Inc. (the “REIT”) and DLR, LLC (the “Employer”) and together with the REIT, the “Company”) are pleased to offer to continue your employment with the REIT and the Employer on the terms and conditions set forth in this letter (this “Agreement”), effective as of the date hereof (the “Effective Date”). This Agreement amends and restates in its entirety that certain employment letter agreement (the “Original Agreement”), dated July 30, 2004, between you, the REIT and Digital Realty, L.P. (the “Operating Partnership”).

1. POSITION, DUTIES AND RESPONSIBILITIES. As of the Effective Date, the Company will employ you, and you agree to be employed by the Company, as Senior Vice President, Acquisitions of the REIT and the Employer. In the capacity of Senior Vice President, Acquisitions, you will have such duties and responsibilities as are normally associated with such position and will devote your full business time and attention serving the Company in such position. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Chief Executive Officer of the REIT or the Employer, as applicable, and will work full-time at our principal offices located in San Francisco, California (or such other location in the San Francisco greater metropolitan area as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this Agreement. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this Agreement, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this Agreement.

2. BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary of $250,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

3. ANNUAL BONUS. In addition to the base salary set forth above, during your employment with the Company, you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated employees of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan and attainment of performance criteria established by the Company, your target and maximum annual bonus shall be 50% and 75%, respectively, of your base salary actually paid for such year. Any annual bonus that becomes payable to you is intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half (2  1/2) month “short-term deferral period” with respect to such annual bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

4. BENEFITS AND VACATION. During your employment with the Company, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated employees of the Company, subject to the terms and conditions thereof. During such employment, you will also be eligible for standard benefits, such as medical insurance, paid time off and holidays to the extent applicable generally to other similarly situated employees of the Company, subject to the terms and conditions of the applicable Company plans or policies.

5. COMPENSATION GROSS-UP. The amount of compensation payable to you pursuant to Sections 2 and 3 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any duplicate social security withholding taxes due as a result of your shared employment by the Employer, the REIT and, if applicable, any subsidiary and/or affiliate thereof; provided however, that no such gross-up will be made to the extent you will be entitled to a refund of any such amounts. If any amounts become payable to you pursuant to this Section 5, then such amounts shall be paid to you promptly following the remittance of such taxes to the appropriate taxing authority, but in no event later than the end of the calendar year following that in which any such remittance is made.

6. AT-WILL EMPLOYMENT. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) by giving 30 days prior written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

7. TERMINATION OF EMPLOYMENT.

(a) Without Cause. Subject to Section 7(e) below, in the event that you incur a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) by reason of a termination of your employment hereunder by the Company without Cause (as defined below), then, subject to Section 7(d) below, in addition to any other accrued amounts payable to you through the date of termination of your employment, the Company will pay you within 60 days after the date of your Separation from Service (such date, the “Termination Date”) (with the exact payment date to be determined by the Company in its discretion), a lump-sum severance payment in an amount equal to 50% of the sum of (x) your annual base salary as in effect on the Termination Date plus (y) your target annual bonus for the fiscal year in which the Termination Date occurs.

(b) Change in Control.

(i) Subject to Section 7(e) below, in the event that a “Change in Control” (as defined in the First Amended and Restated Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2004 Incentive Award Plan, as amended from time to time, or any successor incentive plan) occurs during your employment with the Company and, on the date of or within one year after such Change in Control, you incur a Separation from Service by reason of a termination of employment by the Company without Cause (as defined below), then, subject to Section 7(d) below, in lieu of the severance payment set forth in Section 7(a) above, the Company will pay and provide you with the following payments and benefits in addition to any other accrued amounts payable to you through the date of termination of your employment:

(A) payable within 60 days after your Termination Date (with the exact payment date to be determined by the Company in its discretion), a lump-sum severance payment in an amount equal to: the sum of (x) your annual base salary as in effect on the Termination Date plus (y) the greater of (i) your target annual bonus for the fiscal year in which the Termination Date occurs or (ii) the annual bonus paid or payable to you by the Company for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs; and

(B) to the extent that any outstanding Company stock options or other equity-based awards issued to you under the Company’s equity incentive plans (other than any Class C profits interest units of the Operating Partnership) are subject to vesting based on continued employment or the lapse of time, such awards shall become vested and exercisable immediately prior to the Termination Date.

(ii) Subject to Section 7(e) below, in the event that you incur a Separation from Service by reason of a termination of your employment hereunder by the Company without Cause (as defined below) within the six-month period immediately preceding a Change in Control in connection with such Change in Control, then, subject to Section 7(d) below, in addition to the severance payment set forth in Section 7(a) above, the Company will pay and provide you with the following payments and benefits:

(A) payable upon the earlier to occur of (i) the six month anniversary of your Termination Date or (ii) if such Change in Control constitutes a “change in control event” (within the meaning of Section 409A(a)(2)(A)(v) of the Code, and Treasury Regulation Section 1.409A-3(i)(5)), then the date on which such Change in Control occurs, a lump-sum severance payment in an amount equal to the excess of the amount of severance payable pursuant to Section 7(b)(i)(A) over the amount of severance payable pursuant to Section 7(a); and

(B) to the extent that any outstanding Company stock options or other equity-based awards issued to you under the Company’s equity incentive plans (other than any Class C profits interest units of the Operating Partnership) are subject to vesting based on continued employment or the lapse of time, such awards shall become vested and exercisable immediately prior to the date of the Change in Control.

Notwithstanding the foregoing, the vesting of any awards that are subject to vesting based on the satisfaction of performance goals, including, without limitation, Class C profits interest units of the Operating Partnership and other “outperformance awards” issued to you, shall be governed by the terms of the award agreements evidencing such awards. For purposes of clarification, the terms set forth in this Agreement, including this Section 7, are intended to be in addition to (and not in lieu of) the vesting and acceleration features related to Company stock options and other equity-based awards (including Class C profits interest units of the Operating Partnership and other “outperformance awards”) held by you and included elsewhere, including in any award agreements related to such awards, and the vesting and acceleration terms hereof shall be applicable only to the extent they result in additional acceleration or vesting of such stock options and other equity-based awards held by you.

(c) Death or Disability. In no event shall you or your estate or beneficiaries be entitled to any payments or benefits set forth in this Section 7 upon any termination of your employment by reason of your total and permanent disability or your death.

(d) Potential Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any termination payments or benefits payable under this Section 7, shall be paid to you during the 6-month period following your Separation from Service to the extent that the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such 6-month period, plus interest thereon from the Termination Date through the payment date at a rate equal to the then-current “applicable Federal rate” determined under Section 7872(f)(2)(A) of the Code.

(e) Release. Your right to receive the payments and benefits set forth in this Section 7 is conditioned on and subject to your execution within 21 days (or, to the extent required by applicable law, 45 days) following the Termination Date and non-revocation within 7 days thereafter of a general release of claims against the Digital Group (as defined below), in a form reasonably acceptable to the Company.

(f) Definition of Cause. For purposes of this Agreement, “Cause” will be determined in the reasonable discretion of the Company, and will include, without limitation, the following: (i) willful and gross misconduct by you which materially injures the general reputation of any member of the Digital Group or interferes with contracts or operations of any member of the Digital Group; (ii) your conviction of, or entry of a guilty or no contest plea to, a felony or any crime involving moral turpitude; (iii) fraud, misrepresentation, or breach of trust by you in the course of your employment which adversely affects any member of the Digital Group; (iv) your willful and gross misconduct in the performance of your duties hereunder that results in economic or other injury to the Company or its subsidiaries or affiliates; (v) a material breach of your covenants set forth in Section 8 below; or (vi) a material breach by you of any of your obligations under this Agreement.

8. CONFIDENTIALITY AND NON-SOLICITATION.

(a) As a condition of your employment with the Company, you agree that during the term of such employment and thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, the Employer or their respective subsidiaries or affiliates (collectively, the “Digital Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Digital Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Digital Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Digital Group is involved or contemplating.

(b) You further agree that during the term of such employment and for six months after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Digital Group to terminate their employment, agency, or other relationship with the Digital Group or such member or to render services for or transfer their business from the Digital Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c) In recognition of the facts that irreparable injury will result to the Company in the event of a breach by you of your obligations under Sections 8(a) and (b) above, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you.

9. CODE SECTION 409A.

(a) To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if at any time the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 9(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

(b) To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 7(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(c) To the extent that compensation or benefits payable under Section 7 of this Agreement (i) constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code or (ii) are intended to be exempt from Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(9)(iii), and are designated under this Agreement as payable upon (or within a specified time following) your termination of employment, such compensation or benefits shall, subject to Section 7(d) hereof, be payable only upon (or, as applicable, within the specified time following) your Separation from Service.

(d) To the extent that any payments or reimbursements provided to you under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to you reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

10. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook, Code of Conduct and Business Ethics, Statement of Policies and Procedures Governing Material Non-Public Information and the Prevention of Insider Trading and as otherwise promulgated.

11. PAYMENT OF FINANCIAL OBLIGATIONS. In the event that your employment is shared among the Company and/or its subsidiaries and affiliates, the payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement may be allocated to the Company and, as applicable, its subsidiaries and/or affiliates in accordance with an employee sharing or expense allocation agreement entered into by such parties.

12. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

13. ARBITRATION. Except as set forth in Section 8(c) above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Francisco, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall pay his or its own attorneys’ fees and expenses associated with such arbitration to the extent permitted by applicable law; provided, however, that if you prevail in such arbitration, the Company shall reimburse you for the fees and expenses actually incurred by you in connection with such arbitration (including, without limitation, your reasonable attorneys’ fees).

14. ENTIRE AGREEMENT. As of the Effective Date, this Agreement constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Digital Group or any entity, or representative thereof, whose business or assets any member of the Digital Group succeeded to in connection with the initial public offering of the REIT’s common stock or the transactions related thereto. You agree that any such agreement, offer or promise is hereby terminated and will be of no further force or effect, and that upon his execution of this Agreement, you will have no right or interest in or with respect to any such agreement, offer or promise. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

15. ASSUMPTION BY SUCCESSOR. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16. ACKNOWLEDGEMENT. You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and have been advised to do so by the Company, and (b) that you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to Ellen Jacobs. Please retain one fully executed original for your files.

Sincerely,

Digital Realty Trust, Inc.,		DLR, LLC,
a Maryland corporation		a Maryland limited liability company

By: Digital Realty, L.P.
By:	/s/ Michael F. Foust	Its: Managing Member
Name:	Michael F. Foust
Title:	Chief Executive Officer
		By:	/s/ Michael F. Foust
		Name:	Michael F. Foust
		Title:	Chief Executive Officer

Accepted and Agreed,
this 24th day of December, 2008.

By:	/s/ Scott E. Peterson
Scott E. Peterson

9